Exhibit 99.1
JUNIPER CONTENT RAISES $900,000 IN A PRIVATE PLACEMENT
     New York—February 12, 2009— Juniper Content Corporation (OTCBB: JNPC; “Juniper Content”) announced today that it has closed a financing of $900,000 aggregate principal amount of senior secured convertible notes in a private placement. Of the notes sold, $750,000 principal amount was purchased by Juniper Venture LLC, a special purpose investment vehicle managed by Centripetal Management, LLC, of which Steven G. Chrust, a Director of the Company, is a senior principal, and $150,000 principal amount was purchased by Hidden Treasurers, Inc., of which Stuart B. Rekant, the Company’s Chairman and Chief Executive Officer, is Chairman and Chief Executive Officer.
     The notes are due on August 31, 2009 and earn interest at the rate of 8% per year, payable quarterly in cash. The notes rank senior to all other indebtedness of the Company and are secured by all of the assets of the Company. The notes are convertible, in whole or in part, at any time prior to full repayment at the election of the holder into shares of the Company’s Series B Participating Preferred Stock. As part of the financing, the holders of the notes have the right to appoint two directors to the Company’s Board of Directors.
     For more detailed information regarding this transaction and the terms of the Senior Secured Convertible Notes and Series B Participating Preferred Stock, please see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission.
     The Company intends to use the proceeds of the private placement for general working capital purposes and to explore all available financing and strategic alternatives available to it.
     The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This press release does not constitute an offer of any securities to be issued in the private placement.
About Juniper Content Corporation
     Juniper Content is a media and entertainment company focused on branded content services in high growth markets operating across multiple distribution channels. The Company owns and operates ¡Sorpresa!, the nation’s first Hispanic children’s television network and digital community. ¡Sorpresa! is offered on Cablevision, Charter, Comcast, Cox, Time Warner, Verizon FiOS and participating National Cable TV Cooperative systems and in Puerto Rico on Liberty Cable Systems and OneLink. ¡Sorpresa! content is also available through third party multiplatforms, including: MobiTV, the provider of Spanish language video services to Alltel Wireless, AT&T & Sprint, Brightcove, the exclusive broadband video player to sorpresatv.com, and VOD providers Akimbo and AT&T Homezone.
Contact:
Mary Paiz
(212) 660-5930
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